Exhibit 10.22

        January 10, 2006

Edward Taylor
Vice President of Finance, Chief Financial Officer
Biomira Inc.
2011-94th Street
Edmonton, AB T6N 1H1, Canada

Dear Mr. Taylor:

        The purpose of this letter agreement (the "Agreement") is to set forth the terms and conditions pursuant to which Rodman & Renshaw, LLC ("R&R") shall introduce Biomira Inc. (the "Company") to one or more investors in connection with the currently proposed offering (the "Offering") of securities (the "Securities") of the Company. The terms of such Offering and the Securities shall be mutually agreed upon by the Company and the investor(s). The identities of the investors to which R&R introduces the Company (the "Investors") shall be proprietary information of R&R and shall not be divulged to third parties by the Company, nor used by the Company outside the scope of R&R's engagement as described herein.

        The parties hereto hereby agree that the Company shall pay to R&R the fees and compensation set forth below if there is any financing of equity or debt (including without limitation the Offering) or other capital raising activity of the Company within 18 months of the date of this Agreement with any Investors (a "Financing").

        In consideration of the services rendered by R&R under this Agreement, the Company agrees to pay R&R the following fees and other compensation:

  (a)
  A cash fee payable immediately upon the closing of any portion of any Financing (including without limitation the Offering) and equal to 4% of the aggregate capital raised pursuant to such Financing.

  (b)
  1% Warrant Coverage.

  (c)
  $10,000 expense allowance.

        This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles. Any dispute arising out of this Agreement shall be adjudicated in the courts of the State of New York or in the federal courts sitting in the Southern District of New York, and each of the parties hereto agrees that service of process upon it by registered or certified mail at its address set forth herein shall be deemed adequate and lawful. The Company shall indemnify R&R against any liabilities arising under the Securities Act of 1933, as amended, attributable to any information supplied or omitted to be supplied to any investor by the Company pursuant to this Agreement. The Company acknowledges and agrees that R&R is not and shall not be construed as a fiduciary of the Company.

        This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to its subject matter and there are no agreements or understandings with respect to the subject matter hereof which are not contained in this Agreement. This Agreement may be modified only in writing signed by the party to be charged hereunder.

        If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.

Very truly yours,
RODMAN & RENSHAW, LLC
Agreed to and accepted as of the date first written above:		By: Name: Title:	/s/ THOMAS G. PINOU Thomas G. Pinou Chief Financial Officer
BIOMIRA INC.
By:	/s/ EDWARD TAYLOR
Name: Title:

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